EXHIBIT 10.43
[Execution]
RATIFICATION AND AMENDMENT AGREEMENT
     This RATIFICATION AND AMENDMENT AGREEMENT (this “Ratification Agreement”), dated as of March ___, 2007, is by and among HANCOCK FABRICS, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Parent”), HF MERCHANDISING, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Merchandising”), HANCOCK FABRICS OF MI, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Fabrics MI”), HANCOCKFABRICS.COM, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Fabrics.com”), HANCOCK FABRICS, LLC, a Delaware limited liability company, as Debtor and Debtor-in-Possession (“Fabrics LLC”, and together with Parent, Merchandising, Fabrics MI and Fabrics.com, each individually a “Borrower” and collectively, “Borrowers”), HF ENTERPRISES, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Enterprises”), HF RESOURCES, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Resources”, and together with Enterprises, each individually a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time party to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent acting for and on behalf of the Lenders (in such capacity, “Agent”).
W I T N E S S E T H:
     WHEREAS, each Borrower and Guarantor (collectively, the “Debtors”) has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, and each Borrower and Guarantor has retained possession of its assets and each is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;
     WHEREAS, prior to the commencement of the Chapter 11 Cases (as hereinafter defined), Agent and Lenders made loans and advances and provided other financial accommodations to Borrowers secured by substantially all of the assets and properties of Borrowers and Guarantors as set forth in the Existing Financing Agreements (as hereinafter defined) and the Existing Guarantor Documents (as hereinafter defined);
     WHEREAS, the Bankruptcy Court (as hereinafter defined) has entered a Financing Order (as hereinafter defined) pursuant to which Agent and Lenders may make post-petition loans and advances and provide other financial accommodations, to Borrowers secured by substantially all the assets and properties of Borrowers and Guarantors as set forth in the Financing Order and the Financing Agreements (as hereinafter defined);
     WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrowers and Guarantors shall execute and deliver this Ratification Agreement;
     WHEREAS, Borrowers and Guarantors desire to reaffirm their obligations to Agent and Lenders pursuant to the Existing Financing Agreements and acknowledge their continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances and provide such other financial accommodations to Borrowers; and
     WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders make post-petition loans and advances and provide other financial accommodations to Borrowers and make certain amendments to the Loan Agreement, and Agent and Lenders are willing to do so, subject to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Borrowers and Guarantors mutually covenant, warrant and agree as follows:
     1. DEFINITIONS.
          1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:
          (a) “Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware.
          (b) “Chapter 11 Cases” shall mean the Chapter 11 cases of Borrowers and Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.
          (c) “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          (d) “Budget” shall mean the initial budget of Borrowers and Guarantors to be delivered to Agent and Lenders in accordance with Section 5.3(a) hereof setting forth the Projected Information for the periods covered thereby, together with any subsequent or amended budget(s) thereto delivered to Agent and Lenders pursuant Section 5.3(b) hereof.
          (e) “DIP Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers in connection with the Credit Facility, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (f) “Excluded Collateral Items” shall have the meaning set forth Section 1.1(o) hereof.

          (g) “Existing Financing Agreements” shall mean the Financing Agreements (as defined in the Existing Loan Agreement), including, without limitation, the Existing Guarantor Documents (as defined below), in each case as in effect immediately prior to the Petition Date.
          (h) “Existing Guarantor Documents” shall mean, collectively, (i) the Guarantee, dated June 29, 2005, by Borrowers and Guarantors in favor of Agent and Lenders, (ii) the Pledge and Security Agreement, dated June 29, 2005, by Resources in favor of Agent and Lenders with respect to the Capital Stock of Merchandising and Enterprises, (iii) the Pledge and Security Agreement, dated June 29, 2005, by Enterprises in favor of Agent and Lenders with respect to membership interests of Fabrics LLC, (iv) the Trademark Collateral Assignment and Security Agreement, dated June 29, 2005, by and between Enterprises and Agent, and (v) the Affiliate Subordination Agreement, dated June 29, 2005, by and among Agent, Resources and Enterprises, as acknowledged and agreed to by Parent and Merchandising, in each case as in effect immediately prior to the Petition Date.
          (i) “Existing Loan Agreement” shall mean the Loan and Security Agreement, dated June 29, 2005, by and among Borrowers, Guarantors, Agent and Lenders, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of July 26, 2005, Amendment No. 2 to Loan and Security Agreement, dated as of December 31, 2005, Amendment No. 3 to Loan and Security Agreement, dated as of April 25, 2006, Amendment No. 4 to Loan and Security Agreement, dated as of June 14, 2006, Amendment No. 5 to Loan and Security Agreement, dated as of October 31, 2006, and Amendment No. 6 to Loan and Security Agreement, dated as of December 29, 2006, and otherwise as in effect immediately prior to the Petition Date.
          (j) “Financing Order” shall mean the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by Agent and Lenders to Borrowers on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.
          (k) “Guarantor Documents” shall mean, collectively, the Existing Guarantor Documents, as amended by this Ratification Agreement, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (l) “Interim Financing Order” shall have the meaning set forth in Section 10.8 hereof.
          (m) “Permanent Financing Order” shall have the meaning set forth in Section 10.9 hereof.
          (n) “Petition Date” shall mean the date of the commencement of the Chapter 11 Cases.

          (o) “Post-Petition Collateral” shall mean, collectively, all now existing and hereafter acquired real and personal property of each Debtor’s estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to Agent pursuant to the Financing Agreements, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation:
               (i) all of the Pre-Petition Collateral;
               (ii) all Accounts;
               (iii) all general intangibles, including, without limitation, all Intellectual Property;
               (iv) all goods, including, without limitation, all Inventory and all Equipment;
               (v) all Real Property and fixtures;
               (vi) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
               (vii) all instruments, including, without limitation, all promissory notes;
               (viii) all documents;
               (ix) all deposit accounts;
               (x) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
               (xi) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;
               (xii) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrowers and Guarantors now or hereafter held or received by or in transit to Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of Borrowers or Guarantors, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
               (xiii) all commercial tort claims;
               (xiv) to the extent not otherwise described above, all Receivables;
               (xv) all Records; and
               (xvi) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
Notwithstanding anything to the contrary contained in this Agreement or the other Financing Agreements, the Post-Petition Collateral shall not include the following (collectively, the “Excluded Collateral Items”): (i) any leasehold real property interests of Borrowers or Guarantors existing as of the date of this Ratification Agreement (collectively, the “Real Property Leasehold Interests”), (ii) any actions maintained or taken pursuant to Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, and (iii) any proceeds of the items referred to in clauses (i), (ii) of this paragraph and post-petition loans or other financial accommodations obtained by Borrowers and Guarantors other than from Agent or any Lender that are secured solely by the Real Property Leasehold Interests or other Excluded Collateral Items; provided, that all such proceeds referenced in this clause (iii) shall at all times be segregated by Borrowers and Guarantors from the proceeds of Agent’s and Lenders’ Collateral and the Loans and Letters of Credit provided by Agent and Lenders to Borrowers.
          (p) “Post-Petition Obligations” shall mean all Loans, Letter of Credit Obligations and other loans, advances, letter of credit accommodations, debts, obligations, liabilities, covenants and duties of Borrowers and Guarantors to Agent and Lenders of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this Ratification Agreement, the Loan Agreement, the Guarantor Documents, the other Financing Agreements, a Financing Order, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.
          (q) “Pre-Petition Collateral” shall mean, collectively, (i) all “Collateral” as such term is defined in the Existing Loan Agreement as in effect immediately prior to the Petition Date, (ii) all “Collateral” as such term is defined in each of the Existing Guarantor Documents as in effect immediately prior to the Petition Date, and (iii) all other security for the Pre-Petition Obligations as provided in the Existing Loan Agreement, the Existing Guarantors Documents and the other Existing Financing Agreements immediately prior to the Petition Date.
          (r) “Pre-Petition Obligations” shall mean all Loans, Letter of Credit Obligations and other loans, advances, letter of credit accommodations, debts, obligations, liabilities, indebtedness, covenants and duties of Borrowers and Guarantors to Agent and Lenders of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising before the Petition Date under or related to the Existing Loan Agreement, the Existing Guarantor Documents, the other Existing Financing Agreements, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.
          (s) “Projected Information” shall have the meaning set forth in Section 5.3(a) hereof.
          (t) “Ratification Agreement” shall mean this Ratification and Amendment Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (u) “Real Property Leasehold Interests” shall have the meaning set forth in Section 1.1(o) hereof.
          1.2 Amendments to Definitions.
               (a) Collateral. All references to the term “Collateral” in the Loan Agreement and the other Financing Agreements, or any other term referring to the security for the Pre-Petition Obligations, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.
               (b) Debtors. All references to Debtors, including, without limitation, to the terms “Borrower,” “Borrowers,” “Guarantor” or “Guarantors” in the Loan Agreement and the other Financing Agreements, shall be deemed, and each such reference is hereby amended, to mean and include the Debtors as defined herein, and their respective successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

               (c) Financing Agreements. All references to the term “Financing Agreements” in the Loan Agreement and the other Financing Agreements shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement and all of the Existing Financing Agreements, as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
               (d) Interest Rate. The definition of “Interest Rate” set forth in Section 1.72 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:
               “1.72 ‘Interest Rate’ shall mean,
          (a) Subject to clause (b) of this definition below:
                    (i) as to Prime Rate Loans, a rate equal to one quarter (1/4%) percent per annum in excess of the Prime Rate, and
                    (ii) as to Eurodollar Rate Loans, a rate equal to one and three-quarters (1 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).
          (b) Notwithstanding anything to the contrary contained in clause (a) of this definition, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, without notice, increase the Interest Rate to the rate of two and one-quarter (2 1/4%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of three and three-quarters (3 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans either (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor), or (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent and (ii) on Revolving Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).”

               (e) Letter of Credit Limit. The definition of “Letter of Credit Limit” set forth in Section 1.79 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:
               “1.79 ‘Letter of Credit Limit’ shall mean $25,000,000.”
               (f) Loan Agreement. All references to the term “Loan Agreement” in the Loan Agreement and the other Financing Agreements shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
               (g) Material Adverse Effect. All references to the term “Material Adverse Effect,” “material adverse effect” and “material adverse change” in the Loan Agreement, this Ratification Agreement and the Financing Agreements, shall be deemed, and each such reference in the Financing Agreements is hereby amended, to add at the end thereof: “provided, that, the following shall not constitute a material adverse effect: (i) the commencement of the Chapter 11 Cases, (ii) the financial condition of the Borrowers and Guarantors immediately prior to the Petition Date as disclosed to Agent and Lenders in writing, (iii) the delisting of the stock of Parent or any of its Subsidiaries from the New York Stock Exchange, or (iv) Borrowers closing certain of their store locations with the prior written consent of Agent with respect to such store closures.”.
               (h) Maximum Credit. The definition of “Maximum Credit” set forth in Section 1.88 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:
               “1.88 ‘Maximum Credit” shall mean the amount of $105,000,000.”
               (i) Obligations. All references to the term “Obligations” in the Loan Agreement, this Ratification Agreement and the Financing Agreements shall be deemed, and each such reference in the Financing Agreements is hereby amended, to mean both the Pre-Petition Obligations and the Post-Petition Obligations.
               (j) Real Property Availability. The definition of “Real Property Availability” set forth in Section 1.109 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:
     “1.109 ‘Real Property Availability’ shall mean the amount equal to sixty (60%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Real Property received by Agent in accordance with Section 4.1 or 7.4 hereof.”
               (k) Reserves. The definition of “Reserves” in Section 1.114 of the Loan Agreement is hereby amended by:

                    (i) adding the following clause (e) immediately prior to the period at the end of the first sentence of such definition:
     “or (e) to establish the reserve provided for in Section 2.4 of the Financing Order.”; and
     (ii) deleting the “.” at the end of the last sentence of such definition and adding the following at the end thereof:
     “; provided, however, that the amount of any Reserve established by Agent during the Chapter 11 Case shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as Agent shall determine in its reasonable discretion. Notwithstanding the foregoing, Borrowers and Guarantors shall acknowledge and agree that Agent shall have the right in its sole discretion to establish Reserves in respect of (i) the Carve Out Expenses (as defined in the Financing Order), (ii) the amount of any senior liens or claims in or against the Collateral that, in Agent’s reasonable determination, have priority over the liens and claims of Agent and Lenders, and (iii) the amount of priority or administrative expense claims that require payment during the Chapter 11 Case, provided, that (A) Agent will consult with Borrowers or their consultant prior to the establishment of such Reserve and (B) upon payment or satisfaction of such claims, the Reserve established in respect thereof shall be released by Agent.”
               (l) Specified Amount. The definition of “Specified Amount” set forth in Section 1.121 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:
     “1.121 ‘Specified Amount’ shall mean $15,000,000; provided, that, (a) the Specified Amount shall be reduced to $10,000,000 on the date (if any) that each of the following conditions precedent shall have been satisfied: (i) Agent and each Lender shall have received a certified copy of the Permanent Financing Order as entered in the Chapter 11 Case, and (ii) Agent and each Lender shall have received a statement filed with the Bankruptcy Court setting forth the Borrowers’ and Guarantors’ plan to close ninety (90) or more specified retail store locations and outlining the commencement and completion dates of such store closures; and (b) the Specified Amount may be reduced by up to $5,000,000 commencing on the date (if any) that Agent and each Lender shall have received evidence that Borrowers have implemented and tested a management information system with respect to Inventory which is satisfactory to Agent and each Lender.”
          1.3 Interpretation.
               (a) For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.
               (b) All references to the term “Agent,” “Lender,” “Borrower,” “Guarantor,” “Debtor” or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its respective successors and assigns.
               (c) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.
               (d) All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.
     2. ACKNOWLEDGMENT.
          2.1 Pre-Petition Obligations. Borrowers and Guarantors hereby acknowledge, confirm and agree that, as of March 21, 2007, Borrowers are indebted to Agent and Lenders in respect of all Pre-Petition Obligations in the aggregate principal amount of not less than $64,936,402.70, consisting of (a) Revolving Loans made pursuant to the Existing Financing Agreements in the aggregate principal amount of not less than $56,095,894.94, together with interest accrued and accruing thereon, and (b) Letter of Credit Obligations in the amount of not less than 8,840,507.76, together with interest accrued and accruing thereon, and all costs, expenses, fees (including attorneys’ fees and legal expenses) and (c) other charges now or hereafter owed by Borrowers to Agent and Lenders, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.
          2.2 Guaranteed Obligations. Each Guarantor hereby acknowledges, confirms and agrees that:
               (a) all obligations of such Guarantor under the Guarantor Documents are unconditionally owing by such Guarantor to Agent and Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and
               (b) the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations, subject only to the limitations set forth in the Guarantor Documents.
          2.3 Acknowledgment of Security Interests. Borrowers and Guarantors hereby acknowledge, confirm and agree that Agent, for the benefit of itself and the other Lenders, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral (other than the Excluded Collateral Items) heretofore granted to Agent and Lenders pursuant to the Existing Financing Agreements as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition

Collateral granted to Agent, for the benefit of itself and the other Lenders, under the Financing Order or hereunder or under any of the other Financing Agreements or otherwise granted to or held by Agent and Lenders, in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent and Lenders.
          2.4 Binding Effect of Documents. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Existing Financing Agreements to which it is a party was duly executed and delivered to Agent and Lenders by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with the terms thereof, and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements and the Financing Order.
     3. ADOPTION AND RATIFICATION
     Each Borrower and Guarantor hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Financing Agreements to which it is a party and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Financing Agreements, as amended by this Ratification Agreement, and in accordance with the Financing Order. All of the Existing Financing Agreements are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, and considered as agreements between such Borrowers or Guarantors, on the one hand, and Agent and Lenders, on the other hand. Each Borrower and Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and each Borrower and Guarantor agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Financing Agreements to which such Borrower or Guarantor is a party.
     4. GRANT OF SECURITY INTEREST.
     As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, hereby grant, pledge and assign to Agent, for the benefit of itself and the other Lenders, and also confirm, reaffirm and restate the prior grant to Agent and Lenders of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.
     5. REPRESENTATIONS, WARRANTIES AND COVENANTS.
     Except as specifically modified or superseded pursuant to the terms hereof and the Financing Order, and to the extent not prohibited by the Bankruptcy Code or as would otherwise require authorization by the Bankruptcy Court not provided in the Financing Order, Borrowers and Guarantors hereby reaffirm the continuing representations, warranties and covenants heretofore and hereafter made by Borrowers and Guarantors to Agent and Lenders, whether pursuant to the Financing Agreements or otherwise. In addition, and not in limitation thereof, each Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Loans by Agent and Lenders:
          5.1 Financing Order. The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay.
          5.2 Use of Proceeds. All Loans and Letters of Credit provided by Agent or any Lender to Borrowers pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Borrowers for general operating and working capital purposes in the ordinary course of business of Borrowers. Notwithstanding anything to the contrary contained in the Loan Agreement or the other Financing Agreement, unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any claims against any Borrower or Guarantor existing or created prior to the Petition Date, or of any administrative expense claim or other claim relating to the Chapter 11 Cases, shall be paid with the proceeds of such Loans or Letters of Credit provided by Agent and Lenders to Borrowers, other than allowed professional fees of Borrowers and Guarantors (but subject to the terms and conditions relating to the payment of such fees contained in the Financing Agreement and the Financing Order) and those administrative expense claims and other claims relating to the Chapter 11 Cases directly attributable to the post-petition operation of the business of any Borrower or Guarantor in the ordinary course of such business in accordance with the Financing Agreements. Notwithstanding anything to the contrary contained in this Section 5.2 or otherwise, such proceeds shall not be used by Borrowers or Guarantors to affirmatively commence or support, or to pay any professional fees incurred in connection with, any adversary proceeding, motion or other action that seeks to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of Agent’s and Lenders’ pre-petition and/or post-petition liens, claims and rights
          5.3 Budget.
               (a) Borrowers have prepared and delivered to Agent and Lenders, in form satisfactory to Agent, an initial thirteen (13) week Budget. The initial Budget has been thoroughly reviewed by the Borrowers and their management and sets forth for the periods covered thereby: (i) projected weekly operating cash receipts for each week commencing with the week ending March 24, 2007, (ii) projected weekly operating cash disbursements for each week commencing with the week ending March 24, 2007, (iii) projected aggregate principal amount of outstanding Loans and Letter of Credit Obligations for each week commencing with the week ending as of March 24, 2007, and (iv) projected weekly amounts of Loans and Letters of Credit available to Borrowers under the terms, conditions and formulae of the Loan

Agreement for each week commencing with the week ending March 24, 2007 (collectively, the “Projected Information”).
               (b) In addition to the initial Budget, (1) by no later than 5:00 p.m. (Eastern time) on the Friday of each week commencing on March 30, 2007, Borrowers shall furnish to Agent and Lenders, in form satisfactory to Agent, a report that sets forth for the immediately preceding week a comparison of the actual cash receipts, cash disbursements, loan balance and loan availability to the Projected Information for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, (2) by no later than 5:00 p.m. on April 13, 2007 and on the Friday of each fourth week thereafter, Borrowers shall prepare and present to Agent and Lenders, in form satisfactory to Agent, a subsequent thirteen (13) week Budget.
               (c) Notwithstanding any approval by Agent or any Lender of the initial Budget or any subsequent or amended Budget(s), Agent and Lenders will not, and shall not be required to, provide any Loans or Letters of Credit to Borrowers pursuant to the Budget, but shall only provide Loans and Letters of Credit in accordance with the terms and conditions set forth in the Loan Agreement as amended by this Ratification Agreement, the other Financing Agreements and the Financing Order.
          5.4 Ratification of Blocked Account Agreement. To the extent Agent deems it necessary in its discretion and upon Agent’s request, Borrower and Guarantors shall promptly provide Agent with evidence, in form and substance satisfactory to Agent, that the Blocked Account Agreement (as defined in the Financing Order) and other deposit account arrangements provided for under Section 6.3 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Agent, to reflect the commencement of the Chapter 11 Cases, that each Borrower and Guarantor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for.
          5.5 ERISA. Each Borrower and Guarantor hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of any Borrower or Guarantor arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the “PBGC”) or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of any Borrower or Guarantor and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of any Borrower or Guarantor.
     6. DIP FACILITY FEE.
          In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement, the Fee Letter and the other Financing Agreements, in connection with the execution and delivery of this Ratification Agreement, Borrowers agree to pay to Agent the fees and other amounts set forth in the DIP Fee Letter in the amounts and at the times specified therein.

     7. AMENDMENTS TO LOAN AGREEMENT.
          7.1 Letter of Credit Fees. Section 2.2(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
     “(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letters of Credit, Borrowers shall pay to Agent, for the benefit of Lenders, monthly a letter of credit fee at a rate equal to equal to one (1%) percent per annum on the daily outstanding balance of the Commercial Letters of Credit and equal to one and three-quarters (1 3/4%) percent per annum on the daily outstanding balance of the Standby Letters of Credit during the immediately preceding month (or part thereof), payable in arrears as of the first of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent, for the benefit of Lenders, such letter of credit fee, at a rate equal to three (3%) percent per annum on the daily outstanding balance of the Commercial Letters of Credit and equal to three and three-quarters (3 3/4%) percent per annum on the daily outstanding balance of the Standby Letters of Credit for: (i) the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or a letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Letters of Credit at any time outstanding in excess of the Letter of Credit Limit (whether or not such excess(es) arise or are issued with or without the knowledge or consent of Agent or any Lender and whether issued before or after an Event of Default). Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.”
          7.2 Increase or Decrease in Maximum Credit. Section 2.3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
     “2.3 [Intentionally Deleted.]”
          7.3 Limits and Sublimits. Section 2 of the Loan Agreement is hereby amended by adding the following new Section 2.4 at the end of such Section:
     “2.4 All limits and sublimits set forth in this Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations.”

               7.4 Fees.
                    (a) Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
     “(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to .35% per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears and shall be calculated based on a three hundred sixty (360) day year and actual days elapsed.”
                    (b) Limitation on Certain Fees. Notwithstanding the provisions of the Loan Agreement, the Fee Letter or any of the other Financing Agreements to the contrary, so long as no Default or Event of Default exists or has occurred and is continuing, (i) the aggregate amount of (A) the servicing fees payable by Borrowers to Agent pursuant to Section 2 of the Fee Letter, (B) the unused line fees payable by Borrowers to Agent pursuant to Section 3.2(a) of the Loan Agreement, and (C) audit fees and appraisal fees payable by Borrowers under Section 9.22 of the Loan Agreement, shall not exceed $300,000 in any twelve (12) month period and (ii) the aggregate amount of consulting fees payable by Borrowers for the consultants retained by Borrowers at the request of Agent shall not exceed $200,000 in any twelve (12) month period.
               7.5 Payments. Section 6.4 of the Loan Agreement is hereby amended by adding the following at the end of such Section:
     “Without limiting the generality of the foregoing, Agent may, in its discretion, apply any such payments or proceeds first to the Pre-Petition Obligations until all Pre-Petition Obligations are paid and satisfied in full.”
               7.6 Cash Management; Collection of Collateral Proceeds. Section 6.3(c) of the Loan Agreement is hereby amended by deleting the reference to “at any time that a Cash Dominion Event occurs” and replacing it with “at any time”.
               7.7 Power of Attorney. Section 7.5(b) of the Loan Agreement is hereby amended by deleting each reference to “if a Cash Dominion Event has occurred”.
               7.8 Compliance with Other Agreements and Applicable Laws.. Section 8.7(a) of the Loan Agreement is hereby amended to delete the first sentence of such section in its entirety and substitute the following therefor:
“(a) Borrowers and Guarantors are not in default (other than a default occasioned by or solely as a result of the commencement of the Chapter 11 Cases and which default is unenforceable pursuant to the Bankruptcy Code) in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound.”

          7.9 Material Contracts. The last sentence of Section 8.15 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:
“Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract (other than a default occasioned by or solely as a result of the commencement of the Chapter 11 Cases and which default is unenforceable pursuant to the Bankruptcy Code) and have not received any notice of the intention of any other party thereto to terminate any Material Contract.”
          7.10 Additional Financial Reporting Requirements.
                    (a) Section 9.6(a)(ii) of the Loan Agreement is hereby amended to delete each reference to “audited”.
                    (b) Section 9.6 of the Loan Agreement is hereby amended by adding the following new Section 9.6(e) at the end of such Section:
                    “(e) Each Borrower and Guarantor shall provide Agent and Lenders with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of any Borrower or Guarantor to the Bankruptcy Court, or the U.S. Trustee or to any creditors’ committee appointed in the Chapter 11 Cases or to such Borrower’s or Guarantor’s shareholders, concurrently with the delivery thereof to the Bankruptcy Court, U.S. Trustee, creditors’ committee or shareholders, as the case may be.”
          7.11 Sale of Assets, Consolidation, Merger, Disabilities, Etc. Notwithstanding anything to the contrary contained in Section 9.7(b) of the Loan Agreement or any other provision of the Loan Agreement or any of the other Financing Agreements, Borrowers and Guarantors shall not, directly or indirectly, sell, transfer, lease, encumber, return or otherwise dispose of any portion of the Collateral, including, without limitation, enter into any agreement to return Inventory to any vendor, whether pursuant to section 546 of the Bankruptcy Code or otherwise or, on and after the occurrence of an Event of Default, assume, reject, assign or pledge as collateral security any real property leasehold interest or use the proceeds thereof, without, in each instance, the prior written consent of Agent (and no such consent shall be implied, from any action, inaction or acquiescence by Agent or any Lender) except for sales of Borrowers’ and Guarantors’ Inventory in the ordinary course of their respective businesses, and “going out of business” or store closing sales of Borrowers’ and Guarantors’ Inventory conducted at certain store locations with respect to which sales Agent has previously consented in writing.
          7.12 Minimum Excess Availability. Section 9.19 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
                    “9.19 Minimum Excess Availability. Borrowers shall at all times maintain Excess Availability of not less than the Specified Amount plus $7,500,000 (it being understood that, solely for purposes of calculating this Section 9.19, the amount of Excess Availability shall be determined as if the Maximum Credit were equal to the Maximum Credit plus the Specified Amount).”

          7.13 Events of Default.
                    (a) Sections 10.1(g) and (h) of the Loan Agreement are hereby amended to delete all references to “any Borrower or Guarantor” and substitute “any Obligor (other than Debtors)” therefor.
                    (b) Section 10.1 of the Loan Agreement is hereby amended by (i) deleting the reference to the word “or” at the end of Section 10.1(o), (ii) replacing the period at the end of Section 10.1(p) with a semicolon, and (iii) adding the following at the end of such Section:
                    “(q) the occurrence of any condition or event which permits Agent and Lenders to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default” (as defined in the Financing Order);
                    (r) the termination or non-renewal of the Financing Agreements as provided for in the Financing Order;
                    (s) any Borrower or Guarantor suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Borrower or Guarantor, or any of its properties;
                    (t) any act, condition or event occurring after the Petition Date that has or would reasonably expect to have a Material Adverse Effect upon the assets of any Borrower or Guarantor, or the Collateral or the rights and remedies of Agent and Lenders under the Loan Agreement or any other Financing Agreements or the Financing Order;
                    (u) the conversion of any of the Chapter 11 Cases to a Chapter 7 case under the Bankruptcy Code;
                    (v) the dismissal of any of the Chapter 11 Cases or any subsequent Chapter 7 case, either voluntarily or involuntarily;
                    (w) the grant of a lien on or other interest in any of the Collateral other than a lien or encumbrance permitted by Section 9.8 hereof or by the Financing Order or an administrative expense claim other than an administrative expense claim permitted by the Financing Order or this Ratification Agreement by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with Agent’s security interest in or lien upon the Collateral or their Superpriority Claim (as defined in the Financing Order);
                    (x) the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Agent (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender);

     (y) the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;
     (z) the appointment of an examiner with special powers pursuant to Section 1104(a) of the Bankruptcy Code;
     (aa) the filing of a plan of reorganization by or on behalf of any Borrower or Guarantor to which Agent has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein; or
     (bb) the confirmation of any plan of reorganization in the Chapter 11 Case of any Borrower or Guarantor to which Agent has not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein.”
          7.14 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. Section 11.1(a) of the Loan Agreement is hereby amended by adding the following immediately prior to the period at the end of such Section:
     “, except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.”
          7.15 Term.
     (a) Section 13.1(a) of the Loan Agreement is hereby amended by deleting the first two sentences of such Section and replacing them with the following:
     “This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier to occur of (i) March 22, 2009, (ii) the confirmation of a plan of reorganization for Borrowers and Guarantors in the Chapter 11 Cases, or (iii) the last termination date set forth in the Interim Financing Order, unless the Permanent Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Permanent Financing Order (the earlier to occur of clauses (i), (ii) and (iii) referred to herein as the “Maturity Date”); provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.”
     (b) Section 13.1(c) of the Loan Agreement is hereby amended by deleting the first sentence of such Section and replacing it with the following:
     “If for any reason this Agreement is terminated prior to the second anniversary of the date of the Ratification Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to .25% of Maximum Credit.”
          7.16 Notices. Section 13.3 of the Loan Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

If to Borrowers or Guarantors:	Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Facsimile No.: (662) 365-6025
Attention: Jeff Nerland
Attention: Jane Aggers

with a copy to:	Morris, Nichols, Arsht & Tunnell LLP
Chase Manhattan Centre, 18th Floor
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Facsimile No.: 302.425.4673
Attention: Robert J. Dehney, Esq.

If to Agent:	Wachovia Bank, National Association
Heritage Square II, Suite 1050
5001 LBJ Freeway
Dallas, TX 75244
Facsimile No.: (214) 748-9118
Attention: Portfolio Manager

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Facsimile No.: (212) 682-6104
Attn: Jonathan N. Helfat, Esq.
Daniel F. Fiorillo, Esq.
     8. WAIVER.
          8.1 Subject to the terms and conditions set forth herein, Agent and Lenders hereby waive the Events of Default arising under Section 10.1(a)(iii) of the Loan Agreement as a result of (A) the failure of Debtors to comply with the provisions of Section 9.6(a)(i) of the Loan Agreement due to Debtors failure to deliver to Agent by February 28, 2007 the unaudited consolidated financial statements and unaudited consolidating financial statements for Parent and its Subsidiaries for the fiscal quarters ending on or about April 29, 2006, July 29, 2006 and October 28, 2006, and (B) the failure of Borrowers to comply with the minimum Excess Availability covenant as set forth in Section 9.19 of the Loan Agreement at various times prior to the date hereof (the foregoing clauses (A) and (B) are collectively referred to herein as the “Subject Defaults”).

          8.2 Agent and Lenders have not waived, are not hereby waiving, and have no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Event of Default referred to above or otherwise), other than the Subject Defaults as and to the extent set forth in this Section 8. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent or Lenders arising under the terms of the Financing Order, Loan Agreement or any other Financing Agreements on any future occasion or otherwise.
     9. RELEASE.
          9.1 Release of Pre-Petition Claims.
                    (a) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, each Borrower and Guarantor, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or Guarantor, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.
                    (b) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by each Borrower and Guarantor pursuant to this Section 9.1. If any Borrower or Guarantor violates the foregoing covenant,

Borrowers and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
          9.2 Release of Post-Petition Claims. Upon (a) the receipt by Agent, on behalf of itself and the other Lenders, of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Obligations that survive or continue beyond the termination of the Financing Agreements, and (b) the termination of the Financing Agreements (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, each Borrower and Guarantor hereby covenants and agrees to execute and deliver in favor of Agent and Lenders a valid and binding termination and release agreement, in form and substance satisfactory to Agent. If Borrower or any Guarantor violates such covenant, Borrowers and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
          9.3 Releases Generally.
                    (a) Each Borrower and Guarantor understands, acknowledges and agrees that the releases set forth above in Sections 9.1 and 9.2 hereof may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.
                    (b) Each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 9.1 hereof and, when made, Section 9.2 hereof.
     10. CONDITIONS PRECEDENT.
     In addition to any other conditions contained herein or the Loan Agreement, as in effect immediately prior to the Petition Date, with respect to the Loans and other financial accommodations available to Borrowers (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to the Loans and be applicable to other financial accommodations available to Borrowers), the following are conditions to Agent’s and Lenders’ obligation to extend further loans, advances or other financial accommodations to Borrowers pursuant to the Loan Agreement:
          10.1 Borrowers and Guarantors shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Lenders shall reasonably request from time to time;
          10.2 as of the Petition Date, the Existing Financing Agreements shall not have been terminated;

          10.3 no trustee, examiner or receiver or the like shall have been appointed or designated with respect to any Borrower or Guarantor, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;
          10.4 the execution and delivery of this Ratification Agreement and all other Financing Agreements to be delivered in connection herewith by Borrowers and Guarantors in form and substance satisfactory to Agent;
          10.5 the Interim Financing Order or other Order(s) of the Bankruptcy Court shall ratify and amend the Blocked Account Agreement and deposit account arrangements of Borrowers and Guarantors to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, as the case may be, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in this Ratification Agreement;
          10.6 the execution or delivery to Agent and Lenders of all other Financing Agreements, and other agreements, documents and instruments which, in the good faith judgment, of Agent are necessary or appropriate. The implementation of the terms of this Ratification Agreement and the other Financing Agreements, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to Agent and its counsel;
          10.7 satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;
          10.8 Each Borrower and Guarantor shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to any relevant Financing Order in a manner acceptable to Agent and its counsel, and an Interim Financing Order shall have been entered by the Bankruptcy Court (the “Interim Financing Order”) authorizing the secured financing under the Financing Agreements as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest in liens in favor of Agent and Lenders described in this Ratification Agreement and in the Financing Order, and granting super-priority expense claims to Agent and Lenders with respect to all obligations due Agent and Lenders. The Interim Financing Order shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Agent and Lenders, in their sole discretion, and it shall contain such other terms or provisions as Agent and its counsel shall require;
          10.9 with respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Agent and Lenders the senior security interests and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by Agent and its counsel (“Permanent Financing Order”). Neither Agent nor any Lender shall provide any Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired;
          10.10 other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and
          10.11 other than the Events of Default identified in the letter by Agent to Borrowers and Guarantors, dated March 19, 2007, re: Notice of Default, no Event of Default shall have occurred or be existing under any of the Existing Financing Agreements, as modified pursuant hereto, and assumed by Borrowers and Guarantors.
     11. MISCELLANEOUS.
          11.1 Amendments and Waivers. Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
          11.2 Further Assurances. Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other Financing Agreements or the Financing Order. Upon the request of Agent, at any time and from time to time, each Borrower and Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of Collateral as may be requested by Agent.
          11.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

          11.4 Counterparts. This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement. In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Ratification Agreement by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Ratification Agreement. Any party delivering an executed counterpart of this Ratification Agreement by telefacsimile also shall deliver an original executed counterpart of this Ratification Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Ratification Agreement as to such party or any other party.
          11.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with any of the covenants, conditions and agreements contained in this Ratification Agreement or in any other agreement, document or instrument executed on or after the date hereof by such Borrower or Guarantor in connection with this Ratification Agreement shall constitute an Event of Default under the Financing Agreements; provided, that, in the event Borrowers fail to comply with the requirements of Section 5.3(b) herein, Borrowers shall be have an additional two (2) business days in which to comply with the requirements of such section (the “Reporting Grace Period”); provided, further, that, unless otherwise consented to in writing by Agent, Borrowers shall not be entitled to more than two (2) Reporting Grace Periods during any calendar month. This Section 11.5 shall not, and shall not be construed to, supersede or otherwise replace Section 10.1(a) of the Loan Agreement.
          11.6 Costs and Expenses. Borrowers shall pay to Agent and Lenders on demand all costs and expenses that Agent or Lenders pay or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement and the other Financing Agreements and the Financing Order, including, without limitation: (a) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Agent and Lenders; (b) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Financing Agreements, the Financing Order and the transactions contemplated thereby; (c) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent and Lenders in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrowers and Guarantors under the Financing Agreements or the Financing Order that Borrowers and Guarantors fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors’ operations by Agent or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Debtors’ operations, plus a per diem charge at the rate of $850 per person per day for Agent’s examiners in the field and office; and (h) costs and expenses

(including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Financing Agreements and the Financing Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers. All sums provided for in this Section 11.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements. Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to any Borrower or Guarantor.
          11.7 Effectiveness. This Ratification Agreement shall become effective upon the execution hereof by Agent and Lenders and the entry of the Interim Financing Order.
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     IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

BORROWERS

HANCOCK FABRICS, INC., as Debtor and Debtor-in-Possession

By:

Title:

HF MERCHANDISING, INC., as Debtor and Debtor-in-Possession

By:

Title:

HANCOCK FABRICS OF MI, INC. , as Debtor and Debtor-in-Possession

By:

Title:

HANCOCKFABRICS.COM, INC. , as Debtor and Debtor-in-Possession

By:

Title:

HANCOCK FABRICS, LLC, as Debtor and Debtor-in-Possession

By:

Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE

GUARANTORS

HF ENTERPRISES, INC. , as Debtor and Debtor-in-Possession

By:

Title:

HF RESOURCES, INC., as Debtor and Debtor-in-Possession

By:

Title:

AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Title:

LENDER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Title: